Exhibit 24.1

POWER OF ATTORNEY

Each of the undersigned, acting in the capacity or capacities stated next to their respective names, hereby constitutes and appoints Timothy W. Hefferon the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution to sign and execute on behalf and in the name of the undersigned in the capacity or capacities set forth below the Annual Report on Form 10-K of Cooper-Standard Holdings Inc. for the year ended December 31, 2010, and any and all amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this instrument as of the 21st day of March, 2011.

/s/ James S. McElya	/s/ Allen J. Campbell
James S. McElya	Allen J. Campbell
Chief Executive Officer (Principal Executive Officer) and Director	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Helen T. Yantz	/s/ David J. Mastrocola
Helen T. Yantz	David J. Mastrocola
Vice President and Controller (Principal Accounting Officer)	Director

/s/ Glenn R. August	/s/ Stephen A. Van Oss
Glenn R. August	Stephen A. Van Oss
Director	Director

/s/ Orlando A. Bustos	/s/ Kenneth L. Way
Orlando A. Bustos	Kenneth L. Way
Director	Director

/s/ Larry Jutte
Larry Jutte
Director